Exhibit 10.1

March 18, 2021

Ben Hennelly

Dear Ben:

Sprague is delighted to offer you the full-time position of Chief Information Officer and Vice President, reporting to Dave Glendon, President and CEO, starting on or about July 1, 2021. Your salary will be $5,096.16 per week, which equates to $265,000.32 annually. You will be paid on a weekly basis. Sprague’s workweek begins on Monday and ends on Sunday. Payday is the Thursday following the close of the workweek.

Per the attached Synopsis of Benefits, Sprague offers a comprehensive benefits package. You are eligible to participate in Sprague’s medical, dental and retirement benefits on the first day of employment; eligibility for all other employee benefits afforded to Sprague employees shall be in accordance with the terms of the respective plans.

You are eligible to participate in Sprague’s discretionary incentive compensation program.  Your target annual incentive compensation opportunity is equal to 100% of your base salary, 25% of which is deferred and paid over three (3) successive years.  Under this program, the level of actual payouts will be determined based on overall company and individual performance. Incentive compensation payouts, if earned, typically are made in March or April of the following year and are prorated as of start date. Your time spent as a contractor in 2021 will be considered, resulting in your payout being prorated 75%. Sprague reserves the right to change the incentive compensation program at any time.

Included in your offer, you will receive relocation assistance for the transportation of all normal/reasonable household goods. Details can be arranged through Lauren Brassill in Human Resources.

As a Sprague employee, you accrue vacation at the rate of 3.08 hours per week, equivalent to 160 hours annually. For 2021, your vacation time will be pro-rated as of your start date. Future vacation will be earned as defined in the Sprague Vacation Policy. You will also be eligible for the remaining 2021 designated holidays in accordance with Sprague’s holiday schedule.

This offer is made subject to agreement to abide by all of Sprague’s Policies and Procedures and successful results from a pre-employment drug screen. Following acceptance, you will be provided instructions on how to complete the drug screen.

B. Hennelly

To facilitate the payroll process, please complete the onboarding process as soon as possible. A link to that process, including all of the material referenced above, will be emailed to you once you complete your pre-employment drug screening. During that process, you will be required to complete an I-9 form. Please note, we are required to complete section 2 of the I-9 form and therefore must examine 1-2 forms of identification. The acceptable forms of identification are listed during the onboarding procedure and can be found on the attached List of Acceptable Documents. Please be sure to bring the documentation with you on your first day.

Sprague is an at-will employer, which means, "employment, having no specified term, may be terminated at the will of either party." Sprague respects the personal and professional choice of each individual to terminate his or her employment.  At-will employment includes Sprague’s business option to terminate your employment at any time, with or without cause.

We are excited for you to join us, and we look forward to having you as part of the Sprague team. If you have any questions or if I can do anything to help, please do not hesitate to contact me. I look forward to working with you.

Sincerely,

/s/Barbara Arkwell

Barbra Arkwell
Managing Director, Human Resources

AGREED and ACCEPTED

/s/ Ben Hennelly_________________ _4/19/2021_
Ben Hennelly                Date